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                                                                    EXHIBIT 99.1


(INSITUFORM-TECH)(INSUA) Insituform Technologies, Inc. Lowers Forecast for Third Quarter.

         Chesterfield, MO - September 14, 2001 - Insituform Technologies, Inc. (NASDAQ National Market: INSUA) (the "Company") today announced that results for the third quarter ending September 30, 2001 are expected to be about $.15 per share (before one-time charges).

         Based on the results of July and August and the forecast for September, the Company now anticipates revenues for its North American Rehab operation in the current quarter will be about $12 million less than previously estimated. This revenue reduction is due principally to lower than expected levels of workable backlog. Some locations have been affected disproportionately and have experienced losses. The Company has revised its third quarter earnings per share projection for North American Rehab from $.34 to $.08. September normally accounts for approximately 50% of third quarter profits. If work stoppages or postponements spread beyond the New York area, this could impact the results adversely.

         Installation work by the Company's Kinsel Rehab operation on the large Florida contract has been rapidly accelerating. The clean up of access pits did not keep pace and the client required the Company to catch up which resulted in higher third quarter costs. In addition, the project is experiencing cost overruns as it uses extra labor and subcontractors to meet the production schedule. These factors are expected to reduce the third quarter EPS for Kinsel Rehab by $.04 from the original estimate of $.05. The Company is taking action to address these issues.

         The other business units are expected to achieve third quarter results in line with their original forecasts. Market conditions in Germany are expected to reduce equity income from the Company's joint venture there by $.01 per share in the quarter.

         While internal forecasts still call for the fourth quarter to be stronger than the third, given the experience of the current quarter and the uncertainty created by the terrorist attack the Company is deferring new guidance for the fourth quarter for the moment.

         Given the rate of work releases the Company has been experiencing in North American Rehab and the heightened


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uncertainty about the near term future, the Company plans to reduce costs significantly. The organization changes made during this quarter make it easier for the Company to implement a structure with lower fixed costs while still serving the market. The Company has so far identified restructuring costs of about $1 million after tax, or $.04 per share, but expects the final number to be higher. The Company plans to recognize this expense in the third quarter.

         Total backlog in North American Rehab, which began the quarter at a record level, has continued to build and the Company continues to see fairly stable prices. The Company sees the amount of available work, not current price levels, as the issue.

         The backlog in Tunneling at June 30th was $35 million. At September 30th, even assuming no additional orders this month, the Company expects it will be $52 million. That compares to $32 million at the same time last year. Further, the prospect for large contract acquisitions, especially early in the fourth quarter, is very good.

         The Company's cash position continues to improve, with cash up $10 million or about 25% compared to the same point in the second quarter of this year.


Tony Hooper, Chairman and CEO, and Joe White, Vice President and Chief Financial Officer, will host a conference call at 2:00 pm Eastern Time on Friday, September 14, to discuss this announcement. After opening remarks, there will be a limited question and answer period. Anyone may listen to the conference call via the Internet by connecting through the Company's Web site
(www.insituform.com) five to ten minutes prior to the scheduled time.

Anyone who is unable to listen to the live conference call, or wants to listen to it a second time, may access an audio archive of the webcast beginning approximately two hours after the conclusion of the conference call through www.insituform.com.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

This press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could



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cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for the Company's products and services, the geographical distribution and mix of the Company's work, and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.


CONTACT:  Insituform Technologies, Inc.
          Joseph A. White, Vice President and CFO
          (636) 530-8000